UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 22, 2008

ROMA FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

United States	0-52000	51-0533946
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Route 33, Robbinsville, New Jersey	08691
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(609) 223-8300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

INFORMATION TO BE INCLUDED IN REPORT

Section 5 –Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)        Effective October 22, 2008, the size of the Board of Directors of the Registrant was increased from 7 to 8 members. Mr. Alfred DeBlasio, Jr. was appointed to fill the vacancy created by the increase in the size of the Board for a term to expire at the next election of directors. There were no arrangements or understandings between Mr. DeBlasio and any other person pursuant to which he was appointed to the Board. Mr. DeBlasio has not yet been appointed to any committees. Other than deposit relationships in the ordinary course of business, there are no business relationships between the Registrant and Mr. DeBlasio.

Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)         Effective October 22, 2008, the Registrant’s Board of Directors approved amendments to the Registrant’s Bylaws. Specifically, Article III, Section 2 was amended to change the size of the Board of Directors from 7 members to 8 members. In addition, a new Section 15 was added to Article III which establishes a maximum age limitation for persons eligible for election, re-election, appointment or re-appointment of 80 years. All directors serving on the Board of Directors as of October 22, 2008 will not be subject to this age limitation however nor will it apply to an advisory or emeritus director.

A copy of the amended Bylaws of the Registrant are filed as Exhibit 3.2 hereto.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

3.2	Amended Bylaws of the Registrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROMA FINANCIAL CORPORATION
Date: October 22, 2008	By:	/s/ Margaret T. Norton
Margaret T. Norton Senior Vice President and Corporate Secretary